Exhibit 3.04

STATE OF NEVADA
ROSS MILLER Secretary of State SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings		Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138
OFFICE OF THE SECRETARY OF STATE

FRED BAUMAN		Job:C20130806-0516
August 6, 2013
NV

Special Handling Instructions:
FSC EMAIL SAE 8/6/13

Charges
Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20130517567-87	8/6/2013 8:21:16 AM	1	$175.00	$175.00
24 Hour Expedite	20130517567-87	8/6/2013 8:21:16 AM	1	$125.00	$125.00
Total					$300.00

Payments
Type	Description	Amount
Credit	097106|13080688175121	$300.00
Total		$300.00
Credit Balance:  $0.00

Job Contents: File Stamped Copy(s): 1

FRED BAUMAN

NV

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT
Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20130517567-87__ Filing Date and Time 08/06/2013 8:21 AM Entity Number E0202272010-1

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
SUJA MINERALS, CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of Preferred Stock of the Corporation, par value $0.001 per share, be and it hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, operational and other special rights of the shares of such series, and the qualification, limitation and restrictions thereof are as follows:

2500 shares of Series A Convertible Super-Voting Preferred Stock, par value $0.001 per share, are hereby constituted as a series of Preferred Stock. The Series A Convertible Super-Voting Preferred Stock may not be diluted, and are convertible at any time into 25% of the total diluted issued and outstanding shares of Common Stock, par value $0.001 per share, of the Corporation, which means that each share of Series A Convertible (continued on Attachment A)

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (Required)

X
Signature of Officer

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09

Attachment “A”
SUJA MINERALS, CORP.
TERMS OF SERIES A CONVERTIBLE SUPER-VOTING PREFERRED STOCK

(continued from first page of Designation)

Super-Voting Preferred Stock is convertible at any time into 0.001 percent of the total diluted issued and outstanding shares of the Corporation’s Common Stock at the time of conversion.  Furthermore, the Series A Convertible Super-Voting Preferred Stock shall at all times prior to their total conversion have collective voting rights equal to 50.00% of the total outstanding voting power of the Corporation.